Exhibit 99.1

Synovus Announces Quarterly Dividend and Redemption of Series C Preferred Stock
COLUMBUS, GA (July 2, 2018) - Synovus Financial Corp. (NYSE: SNV) today announced that its Board of Directors has declared a dividend of $0.4921875 per share on its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”). The dividend on the Series C Preferred Stock will be payable August 1, 2018, to shareholders of record at the close of business on July 15, 2018.
Additionally, Synovus announced that it is redeeming all of its outstanding Series C Preferred Stock on August 1, 2018. The Series C Preferred Stock is currently traded on the New York Stock Exchange under the symbol SNVPrC (CUSIP 87161C 402). Synovus will redeem the Series C Preferred Stock for a cash price of $25.00 per share, without interest, for an aggregate redemption price of approximately $130 million.
Since the redemption date is also the dividend payment date, the redemption price of $25.00 per share of Series C Preferred Stock does not include declared and unpaid dividends.
On and after the redemption date, the Series C Preferred Stock will cease to be outstanding and dividends will cease to accrue on the shares of Series C Preferred Stock.

The Series C Preferred Stock is held in book-entry form through the Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Series C Preferred Stock will be made by American Stock Transfer & Trust Company, LLC, as redemption agent. The address for American Stock Transfer & Trust Company is 6201 15th Avenue, Brooklyn, New York 11219, Attention: Barbara Robbins. Questions relating to the notice of redemption and related materials should be directed to American Stock Transfer & Trust Company via telephone at (718) 921-8300.
About Synovus
Synovus Financial Corp. is a financial services company and a registered bank holding company headquartered in Columbus, Georgia. Through its wholly-owned subsidiary, Synovus Bank, a Georgia state-chartered bank that is a member of the Federal Reserve System, Synovus provides commercial and retail banking in addition to a full suite of specialized products and services including private banking, treasury management, wealth management, premium finance and international banking. Synovus also provides mortgage services, financial planning, and investment advisory services through its wholly-owned subsidiaries, Synovus Mortgage, Synovus Trust, and Synovus Securities, as well as its Global One, GLOBALT and Creative Financial Group divisions.